SUB-ITEM 77E:  LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since October 2003, Federated and related entities (collectiv ely, "Federated"), and various Federated funds
("Funds"), have been named as defendants in several class act ion lawsuits now pending in the United States
District Court for the District of Maryland. The lawsuits wer e purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsore d mutual funds during specified periods beginning November 1, 1998. The suits are generally similar i n alleging that Federated engaged in illegal and improper trading practices including market timing and la te trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New York State Attorney
General ("NYAG"), and other authorities. In that regard, on No vember 28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG with respect to those matters. Specifically, the SEC and NYAG settled proceedings against three Federated subsid iaries involving undisclosed market timing arrangements and late trading. The SEC made findings: th at Federated Investment Management
Company ("FIMC"), an SEC-registered investment adviser to variou s Funds, and Federated Securities
Corp., an SEC-registered broker-dealer and distributor for the F unds, violated provisions of the Investment
Advisers Act and Investment Company Act by approving, but not di sclosing, three market timing arrangements, or the associated conflict of interest between FIMC and the funds involved in the
arrangements, either to other fund shareholders or to the funds' board; and that Federated Shareholder
Services Company, formerly an SEC-registered transfer agent, fail ed to prevent a customer and a Federated employee from late trading in violation of provisions of the Inve stment Company Act. The NYAG found that such conduct violated provisions of New York State law. Fede rated entered into the settlements without admitting or denying the regulators' findings. As Federat ed previously reported in 2004, it has already paid approximately $8.0 million to certain funds as determ ined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement an d a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agree d that it would not serve as investment adviser to any registered investment company unless (i) at least 75
% of the fund's directors are independent of Federated, (ii) the chairman of each such fund is independent of
 Federated, (iii) no action may be taken
by the fund's board or any committee thereof unless approved by a m ajority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a " senior officer" who reports to the independent trustees and is responsible for monitoring compliance b y the fund with applicable laws and fiduciary duties and for managing the process by which management f ees charged to a fund are approved.
The settlements are described in Federated's announcement which, al ong with previous press releases and related communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated entities have also been named as defendants in several add itional lawsuits that are now pending in the United States District Court for the Western District of Penn sylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The Board of the Funds retained the law firm of Dickstein Shapiro LLP to represent the Funds in each of
the lawsuits described in the preceding two paragraphs. Federated and the Funds, and their respective
counsel, have been defending this litigation, and none of the Funds r emains a defendant in any of the lawsuits (though some could potentially receive any recoveries as nom inal defendants). Additional lawsuits based upon similar allegations may be filed in the future. The potent ial impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and f uture potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds,
there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting
from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.